Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 25, 2015 (except as it relates to the change in segments and matters described in Note 1, Note 19, and Note 20 as to which the date is May 6, 2015), with respect to the consolidated financial statements and schedules of The Williams Companies, Inc. included in its Current Report on Form 8-K dated May 6, 2015, and our report dated February 25, 2015 with respect to the effectiveness of internal control over financial reporting of The Williams Companies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, both filed with the Securities and Exchange Commission, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-208187) of Energy Transfer Corp LP and the related proxy statement/prospectus included therein.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

January 12, 2016